Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Pre-Effective Amendment No. 3 to File No. 333-198646; Amendment No. 9 to File No. 811-22715) of Guggenheim Credit Allocation Fund of our report dated July 28, 2016 on the financial statements and financial highlights of Guggenheim Credit Allocation Fund included in the May 31, 2016 Annual Report to shareholders.

/s/ Ernst & Young, LLP

McLean, Virginia
August 15, 2016